                                                                    EXHIBIT 23.5

                     CONSENT OF CS FIRST BOSTON CORPORATION

     We hereby consent to the inclusion in the Proxy Statement-Prospectus constituting part of this Registration Statement of our letter to the Board of Directors of U.S. Trust Corporation and to the references made to such letter and to the firm in such Proxy Statement-Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          CS FIRST BOSTON CORPORATION

                                          /s/  Richard E. Thornburgh

New York, New York
February 9, 1995